Calculation of Filing Fee Tables
S-8
Atlantic Union Bankshares Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.33 per share	457(a)	1,163,672	$ 31.03	$ 36,108,742.16	0.0001531	$ 5,528.25
Total Offering Amounts:						$ 36,108,742.16		$ 5,528.25
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,528.25
Offering Note
[1]	(1) This Registration Statement on Form S-8 (this "Registration Statement") covers shares of common stock, par value $1.33 per share ("Atlantic Union Common Stock"), of Atlantic Union Bankshares Corporation (the "Registrant") (i) authorized for issuance under the Sandy Spring Bancorp, Inc. 2024 Equity Plan and the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (the "Sandy Spring Plans") (including pursuant to awards outstanding under the Sandy Spring Plans) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Atlantic Union Common Stock that may become issuable under the Sandy Spring Plans by reason of any share dividend, share split or other similar transaction. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for Atlantic Union Common Stock on the New York Stock Exchange on March 28, 2025. (2) Rounded up to the nearest penny.